Pricing Supplement Dated: October 19, 2015
(To Prospectus Supplement Dated April 17, 2014 to Prospectus Dated April 17, 2014 as supplemented by Supplement No. 1 dated September 10, 2014) Pricing Supplement No. 1

Rule 424(b)(3) File No. 333-195332

U.S. $3,000,000,000 JOHN DEERE CAPITAL CORPORATION JDCC InterNotes® DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed		Price to	Fixed Interest
Rate Note CUSIP	Price to	Purchasing	Rate per	Interest Payment	Interest Payment	Survivor’s	Stated
Number	Public (%)	Agent (%)	Annum (%)	Frequency	Dates	Option	Maturity Date
24424CBT7	100.000	98.800	2.750	SEMI-ANNUAL	April and October 15 of each year, beginning April 15, 2016	Yes	October 15, 2022

Redemption Information: Non-Callable

Investing in these notes involves risks (see “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation	Trade Date: Monday, October 26, 2015
	Settlement Date: Thursday, October 29, 2015	John Deere Capital Corporation
	Other Terms: None	JDCC InterNotes®
Purchasing Agent: Incapital LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement dated April 17, 2014 as supplemented by Supplement No. 1 dated September 10, 2014 and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by visiting www.incapital.com. Alternatively, the issuer or Incapital LLC will arrange to send you the prospectus and prospectus supplement dated April 17, 2014 as supplemented by Supplement No. 1 dated September 10, 2014 if you request it by emailing info@incapital.com.

Incapital LLC will serve as Purchasing Agent for the JDCC InterNotes® program established pursuant to the prospectus supplement dated April 17, 2014 to prospectus dated April 17, 2014 as supplemented by Supplement No. 1 dated September 10, 2014.

InterNotes® is a registered service mark of Incapital Holdings LLC